Exhibit 3.1

Mar 01 2013 2:42PH	KELLER ROHRBACK PLC	6022306360	p. 4

State of Delaware

Secretary of State

Division of Corporations

Delivered 05:21 PM 03/ 01/2013

FILED 05 :21 PH 03/01/2013

SRV 130267307 - 5251427 FILE

State of Delaware
Certificate of Incorporation
A Stock Corporation

First:	The name of this Corporation: "Enssolutions, Inc.".

Second:	Its registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, Count of Kent, Zip Code 19904. The registered agent in charge thereof is National Registered Agents, Inc.

Third:	The purpose of the Corporation is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:	The amount of the total stock of this corporation is authorized to issue is 10,000,000 common shares with a par value of $0.0001 per share.

Fifth:	The name and mailing address of the incorporator are as follows:

Stephen R. Boatwright

Keller Rohrback, PLC

3101 N. Central Avenue, Suite 1400

Phoenix, Arizona 85012

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 1st day of March, 2013.

By:	/s/Stephen R. Boatwright
Stephen R. Boatwright, Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 01/29/2014
FILED 10:30 AH 01/29/2014
SRV 140105522 - 5251427 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:	That at a meeting of the Board of Directors of Enssolutions Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered " Fourth " so that, as amended, said Article shall be and read as follows:

The total amount of stock the corporation is authorized to issue is 50,000,000 common shares with a par value of $0.0001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of January, 2014.

By:	/s/ Darren R. Dierich
Authorized Officer
Title:	Chief Financial Officer
Name:	Darren R. Dierich